Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Raining Data Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166 and 33-32677) on Form S-8 of Raining Data Corporation of our report dated June 22, 2004, with respect to the consolidated balance sheets of Raining Data Corporation and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004, annual report on Form 10-KSB of Raining Data Corporation.

Our report dated June 22, 2004, contains an explanatory paragraph indicating that effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Costa Mesa, California
June 29, 2004